EXHIBIT 99.1

PRESS RELEASE

TREK RESOURCES, INC. Announces Stockholder Approval of Reverse Stock Split AS PART OF GOING PRIVATE TRANSACTION

DALLAS, TX, April 14, 2005 - Trek Resources, Inc. (the "Company") (OTCBB: TREK) today announced that its stockholders have approved a 1-for-100 reverse stock split of the Company's common stock. Shares controlled directly or indirectly by Michael E. Montgomery, the Company's Chairman, Chief Executive Officer and President, and his mother, Faye C. Briggs, were voted, by written consent in lieu of a stockholder meeting, in favor of the reverse stock split. Mr. Montgomery and his mother currently own approximately 59% of the Company's outstanding common stock and 100% of the Company's outstanding Series A convertible preferred stock.

In conjunction with the reverse stock split, the Company intends to terminate the registration of its common stock under the Securities Exchange Act of 1934. The Company will then cease filing reports with the SEC and the Company's common stock will no longer be listed on the OTC Bulletin Board.

The reverse stock split will be effected upon the filing of an amendment to the Company's certificate of incorporation, which is expected to be filed approximately 21 days after the Company first mails to its stockholders of record an Information Statement and other materials containing information regarding the reverse stock split. The Company has received necessary regulatory approvals of the Information Statement materials and will mail a copy of the Information Statement materials to all stockholders of record beginning on or about April 18, 2005. Stockholders of the Company are advised to read the materials in their entirety because they will contain important information. Copies of the Information Statement materials, and certain other documents filed by the Company with the SEC relating to the reverse stock split, are available without charge at the SEC's website at http://www.sec.gov or from the Company.

In the reverse stock split, the Company's common stockholders will receive cash in the amount of $2.50 per pre-split share in lieu of any fractional shares of post-split common stock. As a result, holders of fewer than 100 shares of pre-split common stock at the time of the reverse stock split will not remain Trek stockholders after the reverse stock split. Holders of more than 100 shares of pre-split common stock will receive one share of new post-split common stock for each 100 shares of pre-split common stock, plus cash in lieu of any fractional share.

Shortly after the effective date of the reverse stock split, stockholders will receive instructions regarding the method of exchanging old stock certificates for cash and/or stock certificates representing shares of post-split common stock. Stockholders need not do anything with their stock certificates until they receive instructions.

Trek is a Dallas-based domestic oil and gas acquisition and production company with oil and gas assets principally in Texas and Oklahoma. More information about the Company may be found at the Company's web site, http://www.trekresources.com/ or by contacting Mr. Montgomery at Trek's headquarters, 4925 Greenville Avenue, Suite 955, Dallas, Texas 75206, telephone number (214) 373-0318, or in the Company's filings with the Securities and Exchange Commission, which may be obtained at the Commission's web site at http://www.sec.gov/.

The Company notes that statements contained in this news release that are not based on historical facts are forward-looking statements and, as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond the Company's control, include those risk factors that are set forth in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2004, the Company's Quarterly Report on Form 10-QSB for the quarterly period ending December 31, 2004, and the Company's Reports on Form 8-K, all on file with the U.S. Securities and Exchange Commission.